Exhibit 1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of The Greater Cannabis Company, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of The Greater Cannabis Company, Inc. and Subsidiaries (“the Company”) as of December 31, 2021, and the related consolidated statements of operations, stockholders’ deficiency, and cash flows for the year ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and the results of its operations and its cash flows for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company has negative cash from operations, negative working capital, and historical net losses. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Derivatives on Convertible Loans (Note G to the financial statements)

Derivatives associated with conversion features embedded in promissory notes are required to be assessed a fair value at inception, and subsequent period ends, using an appropriate valuation model. The Company uses Black Scholes Merton (BSM) model in assessing the fair value of derivatives.

Auditing management’s valuation of derivatives was complex and highly judgmental due to the significant estimates and assumptions that are used as inputs in the valuation model. These fair value estimates are highly sensitive to changes in the underlying assumptions.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to testing the Company’s valuation of derivatives included the following, among others:

●	We calculated an internal estimate of the fair value of derivatives transactions during the year and compared to the valuation provided by the Company.

●	We reviewed the inputs used in the Company’s valuation model and traced that information out to underlying documentation and publicly available information in determining those inputs were reasonable.

●	We reviewed executed and outstanding promissory notes and equity securities for conversion features that had not been considered for derivative accounting, noting no unrecorded derivatives.

We have served as the Company’s auditor since 2021.

Spokane, Washington
April 11, 2022